Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus Supplement of Equifax Inc. for the registration of debt securities and to the incorporation by reference therein of our report dated February 27, 2007 (except for paragraphs 6 and 30 of Note 1, paragraph 2 of Note 4, Note 14, and paragraph 1 of Note 15 as to which the date is May 3, 2007), with respect to the consolidated financial statements and schedule of Equifax Inc. and subsidiaries, and our report dated February 27, 2007 with respect to Equifax Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Equifax Inc. included in its Current Report (Form 8-K) dated May 4, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

June 22, 2007